Exhibit 99.1

Sonic Automotive, Inc. Revises 2006 Earnings Target to Reflect Strategic Capital Decisions; Core Operations Remain Strong

CHARLOTTE, N.C. – July 19, 2006 – Sonic Automotive, Inc. (NYSE: SAH), announced today that it has revised its earnings target for the year ending December 31, 2006. The Company now expects that its diluted earnings per share from continuing operations for the year will be in the range of $2.05 to $2.15, including $0.08 of stock option expense. The Company expects earnings from continuing operations, including stock option expense, for the quarter ended June 30, 2006 to be in the range of $0.41 to $0.43. These lower earnings targets are primarily the result of charges based on the Company’s decision to exit certain facility leases and cancel various facility improvement projects.

Jeffrey C. Rachor, the Company’s President and Chief Operating Officer, stated, “Our ongoing core operations continue to show the same positive trends we have reported over the previous four quarters. Absent these charges, for the second quarter of 2006 we expect to report the highest operating margin since 2002 which is driven by continued same store sales growth, improved margins, lower expenses as a percentage of gross profit and lower leverage. I believe this is a reflection of the strength of our core strategy, strong brand mix and continued execution of our key operating initiatives. While these charges are disappointing, they demonstrate our commitment to focus our energy and allocate our capital toward those activities that will generate the highest return for our stockholders over the long term.”

Mr. David Cosper, the Company’s Chief Financial Officer, stated, “We have examined our non-core business activities, ongoing capital improvement projects and various lease commitments and have decided not to continue those projects that will not earn an acceptable rate of return or which present higher-than-acceptable risk levels. These decisions require us to write off costs that have already been incurred or to accrue for future losses as we exit those projects or facilities. Going forward, I believe Sonic’s stable operating platform combined with a disciplined approach to capital allocation will provide a solid foundation for improved profitability and growth.”

A detail of the various charges is as follows:

		Diluted Earnings Per Share Impact
	Pretax Impact (in millions)	Continuing Operations	Discontinued Operations
Real estate and other asset impairments/writeoffs and lease exit accruals	$18.7	$0.14	$0.10
Finance chargeback reserves	6.2	0.08	—
Legal accruals	1.7	0.03	0.01
Effective income tax rate adjustment *	1.0	0.02	—

Total	$27.6	$0.27	$0.11

*	After-tax impact

Senior management will hold a conference call to discuss these items on July 19, 2006 at 11:00 A.M. (Eastern).

A live audio of the conference call will be accessible to the public by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available one hour following the call for seven days and can be accessed by calling:

(800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID # 3155083

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 175 franchises and 38 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated diluted earnings per share from continuing operations and anticipated operating margin, sales growth, expense levels, leverage levels and margins. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2006. The Company does not undertake any obligation to update forward-looking information.